Exhibit 99.2

AMNEAL PHARMACEUTICALS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
This unaudited pro forma condensed combined financial information and explanatory notes of Amneal Pharmaceuticals, Inc. (“New Amneal” or the “Company”) present how the consolidated financial statements of New Amneal may have appeared had the Transactions, PIPE Investment and Closing Date Redemption (all as defined in “Note 1. Description of the Transactions” below) occurred at earlier dates. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2018 and for the year ended December 31, 2017 combine the historical consolidated statements of operations of Impax Laboratories, LLC (formerly, Impax Laboratories, Inc.) (“Impax”) and the historical consolidated statements of income of Amneal Pharmaceuticals LLC (“Amneal”), giving effect to the Transactions, PIPE Investment and Closing Date Redemption as if they had been consummated on January 1, 2017. The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of Impax and Amneal as of March 31, 2018, giving effect to the Transactions, PIPE Investment and Closing Date Redemption as if they had been consummated on March 31, 2018. See "Note 1. Description of the Transactions" herein for additional information on the Transactions, PIPE Investment, and Closing Date Redemption.

The following unaudited pro forma condensed combined financial statements of New Amneal present the combination of the historical financial information of Impax and Amneal adjusted to give effect to the Transactions, PIPE Investment and Closing Date Redemption, including the impacts of the following:

•
the effects caused by the PIPE Investment and Closing Date Redemption on (1) the Tax Receivable Agreement entered into with APHC Holdings, LLC (formerly, Amneal Holdings, LLC) (“Holdings”), which provides for the payment by New Amneal to Holdings and its permitted transferees of 85% of the amount of the cash savings, if any, in U.S. federal and state income tax that New Amneal is deemed to realize as a result of (i) certain tax attributes that are created as a result of the redemption of common units of Amneal (“Amneal Common Units”) for shares of Class A common stock of the Company, par value $0.01 per share (“Class A Common Stock”) or, in the case of the PIPE Investment, Class B-1 common stock of the Company, par value $0.01 per share (“Class B-1 Common Stock”), (ii) certain other tax attributes acquired from the acquisitions of Amneal Common Units and (iii) tax benefits attributable to payments made under the Tax Receivable Agreement (including imputed interest). If and when New Amneal subsequently realizes a related tax benefit, it will distribute the amount of any such tax benefit to Holdings and its permitted transferees in respect of their contribution;

•	adjustments to the provision for income taxes and deferred income taxes reflecting the ownership of Amneal by New Amneal; and

•
the allocation of net income (loss) between non-controlling interests and New Amneal based on New Amneal’s 43% ownership of Amneal following the consummation of the Transactions, PIPE Investment and Closing Date Redemption.

This unaudited pro forma condensed combined financial information is presented for informational purposes only and does not purport to represent what the results of operations or financial condition would have been had the Transactions, PIPE Investment and Closing Date Redemption actually occurred on the dates indicated, nor does it purport to project the results of operations or financial condition for any future period or as of any future date.

The accompanying unaudited pro forma condensed combined financial statements of New Amneal have been prepared in accordance with Article 11 of U.S. Securities and Exchange Commission (“SEC”) Regulation S-X. The Combination (as defined in “Note 1. Description of the Transactions”) is considered a business combination and therefore will be accounted for under the acquisition method of accounting in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 805 Business Combinations. Under the acquisition method of accounting for purposes of these unaudited pro forma condensed combined financial statements, management of Impax and Amneal have determined a purchase price, calculated as described in “Note 3. Purchase Price and Preliminary Purchase Price Allocation” herein. The Impax assets acquired and liabilities assumed in connection with the Combination are recorded at their estimated acquisition date fair values. A final determination of the fair value for certain assets and liabilities will be completed as soon as the information necessary to complete the analysis is the obtained, but no later than one year from the acquisition date. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could be material.

The historical combined financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the Transactions, PIPE Investment and Closing Date Redemption, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial statements were based on and should be read in conjunction with:

•
the audited consolidated financial statements of Amneal as of December 31, 2017 and December 31, 2016 and for each of the three years in the period ended December 31, 2017 and the related notes included in New Amneal’s Registration Statement on Form S-1 filed with the SEC on March 7, 2018 (as amended);

•
the unaudited consolidated financial statements of Amneal as of March 31, 2018 and for the three months ended March 31, 2018 and March 31, 2017 and the related notes included as Exhibit 99.1 to the Amendment No. 2 to the Current Report on Form 8-K;

•
the audited consolidated financial statements of Impax as of December 31, 2017 and December 31, 2016 and for each of the three years in the period ended December 31, 2017 and the related notes included in Impax’s Annual Report on Form 10-K for the year ended December 31, 2017;

•
the unaudited consolidated financial statements of Impax as of March 31, 2018 and for the three months ended March 31, 2018 and March 31, 2017 and the related notes included in Impax’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF MARCH 31, 2018
(in thousands)

	Historical Amneal	Historical Impax	Combination adjustments		Financing & other adjustments		Non-controlling interest adjustments	PIPE Investment & Closing Date Redemption adjustments		Pro forma
Assets	(Note 4)	(Note 4)	(Note 5)		(Note 6)		(Note 7)	(Note 8)
Current assets:
Cash and cash equivalents	$48,224	$104,192	$(355,254)	(a)	$1,080,077	(a)	$—	$—		$877,239
Restricted cash	4,393	—	—		—		—	—		4,393
Trade accounts receivable - net	346,680	213,208	—		—		—	—		559,888
Inventories	327,886	158,591	8,509	(b)	—		—	—		494,986
Prepaid expenses and other current assets	37,299	88,505	1,521	(h)	—		—	—		127,325
Related party receivables	10,982	—	—		—		—	—		10,982
Total current assets	775,464	564,496	(345,224)		1,080,077		—	—		2,074,813
Property, plant and equipment - net	489,947	123,288	(42,323)	(n)	—		—	—		570,912
Goodwill	26,338	207,329	134,440	(d)	—		—	—		368,107
Intangible assets - net	48,166	248,994	1,333,106	(c)	—		—	—		1,630,266
Deferred income taxes - net	946	—	—		48,077	(e)	—	213,575	(a,d)	262,598
Other assets	17,927	63,626	(796)	(e)	3,194	(d)	—	—		83,951
Total assets	$1,358,788	$1,207,733	$1,079,203		$1,131,348		$—	$213,575		$4,990,647
Liabilities and Shareholders' (Deficit) Equity
Current liabilities:
Accounts payable	$84,221	$65,261	$—		$—		$—	$—		$149,482
Current portion of debt and capital lease obligations - net	89,171	17,859	(17,859)	(i)	(62,171)	(b)	—	—		27,000
Accrued expenses and other current liabilities	130,291	255,511	(93)	(g)	(792)	(c)	—	—		384,917
Related party payables	9,368	—	—		—		—	—		9,368
Total current liabilities	313,051	338,631	(17,952)		(62,963)		—	—		570,767
Long-term debt and capital lease obligations - net	1,352,901	771,216	(171,216)	(i)	1,281,344	(b)	—	—		3,234,245
Deferred income taxes	2,091	660	(660)	(f)	—		—	—		2,091
Other long-term liabilities	44,012	37,623	—		—		—	—		81,635
Related party payables – income taxes	—	—	—		—		—	200,416	(a)	200,416
Related party payables – other	15,552	—	—		—		—	—		15,552
Total liabilities	1,727,607	1,148,130	(189,828)		1,218,381		—	200,416		4,104,706
Shareholders' (Deficit) Equity
Members’ equity	2,716	—	—		(2,716)	(g)	—	—		—
Preferred stock	—	—	—		—		—	—		—
Impax common stock	—	741	(741)	(j)	—		—	—		—
Class A common stock	—	—	733	(j)	—		—	414	(b)	1,147
Class B-1 common stock	—	—	—		—		—	123	(b)	123
Class B common stock	—	—	—		2,199	(g)	—	(537)	(b)	1,662
Treasury stock	—	(2,157)	2,157	(j)	—		—	—		—
Additional paid in capital	—	563,974	799,088	(j)	(67,854)	(g)	(622,938)	277,003	(a,c,d)	949,273
Accumulated other comprehensive (loss) income	(24,189)	49	(49)	(j)	—		—	—		(24,189)
(Accumulated deficit) retained earnings	(357,980)	(503,004)	467,843	(j)	(18,662)	(g)	—	—		(411,803)
Total New Amneal shareholders' (deficit) equity	(379,453)	59,603	1,269,031		(87,033)		(622,938)	277,003		516,213
Non-controlling interests	10,634	—	—		—		622,938	(263,844)	(c)	369,728
Total shareholders’ (deficit) equity	(368,819)	59,603	1,269,031		(87,033)		—	13,159		885,941
Total liabilities and shareholders’ (deficit) equity	$1,358,788	$1,207,733	$1,079,203		$1,131,348		$—	$213,575		$4,990,647

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2018
(in thousands except share and per share amounts)

	Historical Amneal	Historical Impax	Combination adjustments		Financing & other adjustments		Non-controlling interest adjustments	PIPE Investment & Closing Date Redemption adjustments		Pro forma
		(Note 4)	(Note 5)		(Note 6)		(Note 7)	(Note 8)
Net revenue	$275,189	$142,355	$—		$—		$—	$—		$417,544
Cost of goods sold	121,371	96,467	—		—		—	—		217,838
Depreciation and amortization	9,223	15,608	4,607	(c,n)	—		—	—		29,438
Gross profit	144,595	30,280	(4,607)		—		—	—		170,268
Selling, general and administrative	30,874	55,724	(12,570)	(m)	—		—	—		74,028
Research and development	40,063	11,527	—		—		—	—		51,590
Legal settlement loss	—	85,537	—		—		—	—		85,537
Other operating expenses	10,104	2,368	—		—		—	—		12,472
Operating profit (loss)	63,554	(124,876)	7,963		—		—	—		(53,359)
Other expense:
Interest expense, net	(21,051)	(13,692)	10,692	(l)	(18,579)	(h)	—	—		(42,630)
Other income, net	9,513	346	—		—		—	—		9,859
Total other expense, net	(11,538)	(13,346)	10,692		(18,579)		—	—		(32,771)
Income (loss) before income tax	52,016	(138,222)	18,655		(18,579)		—	—		(86,130)
Income tax provision (benefit)	364	(7,290)	6,577	(k)	1,568	(f)	—	894	(d)	2,113
Net income (loss)	51,652	(130,932)	12,078		(20,147)		—	(894)		(88,243)
Net income (loss) attributable to non-controlling interests	117	—	—		—		(64,968)	15,516	(c)	(49,335)
Net income (loss) attributable to New Amneal	$51,535	$(130,932)	$12,078		$(20,147)		$64,968	$(16,410)		$(38,908)
Net loss per common share (Note 9):
Basic		$(1.81)								$(0.31)
Diluted		$(1.81)								$(0.31)
Weighted-average common shares outstanding (Note 9):
Basic		72,265,794								127,024,248
Diluted		72,265,794								127,024,248

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2017
(in thousands except share and per share amounts)

	Historical Amneal	Historical Impax	Combination adjustments		Financing & other adjustments		Non-controlling interest adjustments	PIPE Investment & Closing Date Redemption adjustments		Pro forma
		(Note 4)	(Note 5)		(Note 6)		(Note 7)	(Note 8)
Net revenue	$1,033,654	$775,787	$—		$—		$—	$—		$1,809,441
Cost of goods sold	480,033	432,464	—		—		—	—		912,497
Depreciation and amortization	27,443	102,659	(19,114)	(c,n)	—		—	—		110,988
Cost of goods sold impairment charges	—	96,865	—		—		—	—		96,865
Gross profit	526,178	143,799	19,114		—		—	—		689,091
Selling, general and administrative	113,826	212,664	(20,774)	(m)	—		—	—		305,716
Research and development	157,550	77,663	—		—		—	—		235,213
In-process research and development impairment charges	—	192,809	—		—		—	—		192,809
Legal settlement gain	(21,467)	—	—		—		—	—		(21,467)
Fixed asset impairment charge	—	82,508	—		—		—	—		82,508
Change in fair value of contingent consideration	—	(31,048)	—		—		—	—		(31,048)
Development contract settlement	(7,845)	—	—		—		—	—		(7,845)
Other operating expenses	39,011	11,895	—		—		—	—		50,906
Operating profit (loss)	245,103	(402,692)	39,888		—		—	—		(117,701)
Other expense:
Interest expense, net	(73,640)	(54,627)	42,412	(l)	(88,387)	(h)	—	—		(174,242)
Foreign exchange gain	29,092	—	—		—		—	—		29,092
Loss on sale of certain international businesses	(29,232)	—	—		—		—	—		(29,232)
Gain on sale of intangible assets	—	17,236	—		—		—	—		17,236
Other expense, net	—	(10,878)	—		—		—	—		(10,878)
Total other expense, net	(73,780)	(48,269)	42,412		(88,387)		—	—		(168,024)
Income (loss) before income tax	171,323	(450,961)	82,300		(88,387)		—	—		(285,725)
Income tax provision	1,998	18,326	(6,327)	(k)	5,556	(f)	—	14,336	(d)	33,889
Net income (loss)	169,325	(469,287)	88,627		(93,943)		—	(14,336)		(319,614)
Net income (loss) attributable to non-controlling interests	1,677	—	—		—		(215,522)	51,473	(c)	(162,372)
Net income (loss) attributable to New Amneal	$167,648	$(469,287)	$88,627		$(93,943)		$215,522	$(65,809)		$(157,242)
Net loss per common share (Note 9):
Basic		$(6.53)								$(1.24)
Diluted		$(6.53)								$(1.24)
Weighted-average common shares outstanding (Note 9):
Basic		71,856,950								127,024,248
Diluted		71,856,950								127,024,248

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.DESCRIPTION OF THE TRANSACTIONS

On May 4, 2018 (the “Closing Date”), pursuant to the Business Combination Agreement (the “BCA”), dated as of October 17, 2017, as amended on November 21, 2017 and December 16, 2017, by and among New Amneal, Impax, K2 Merger Sub Corporation (“Merger Sub”), and Amneal, Impax and Amneal combined the generics and specialty pharmaceutical business of Impax with the generic drug development and manufacturing business of Amneal in a transaction that represented an opportunity to create a new generics company, New Amneal through the following transactions (together the “Combination”): (i) Merger Sub merged with and into Impax, with Impax surviving as a direct wholly-owned subsidiary of the Company, (ii) each share of Impax’s common stock, par value $0.01 per share (“Impax Common Stock”), issued and outstanding immediately prior to the Impax merger, other than Impax Common Stock held by Impax in treasury, by Amneal or by any of their respective subsidiaries, was converted into the right to receive one fully paid and nonassessable share of Class A Common Stock, (iii) Impax converted to a Delaware limited liability company, (iv) the Company contributed to Amneal all of the Company’s equity interests in Impax, in exchange for Amneal Common Units, (v) the Company issued an aggregate number of shares of Class B common stock of the Company, par value $0.01 per share (“Class B Common Stock” and together with Class A Common Stock and Class B-1 Common Stock, “New Amneal Common Stock”) to Holdings, and (vi) the Company became the managing member of Amneal. As a result of the Combination, holders of Impax Common Stock immediately prior to closing (“Impax Stockholders”) collectively held approximately 25%, and Holdings held approximately 75%, of the voting and economic interests in the combined businesses of Impax and Amneal under New Amneal.

In order to finance the Combination, Amneal consummated the following transactions (collectively, the “Financing”, and together with the Combination, the “Transactions”): (i) borrowed $2,700.0 million in aggregate principal amount of new senior secured term loans (the “New Term Facility,”), and (ii) entered into a new senior secured asset based revolving credit facility with borrowing capacity of up to $500.0 million (the “New ABL Facility”) under which no amounts were drawn and outstanding upon closing. The net proceeds from the New Term Facility were used to finance in part the Combination, to pay off certain existing indebtedness of Amneal and Impax and to pay fees and expenses related to the foregoing.

Immediately upon the consummation of the Transactions, Holdings held a majority interest in New Amneal with an effective voting interest of approximately 75% on a fully diluted and as converted basis through their ownership of Class B Common Stock. Holdings also held a corresponding number of Amneal Common Units, which entitle it to approximately 75% of the economic interests in the combined businesses of Impax and Amneal. New Amneal owned an interest in Amneal of approximately 25% and is its managing member. As a result, New Amneal will consolidate the financial results of Amneal and will report a non-controlling interest related to the Amneal Common Units held by Holdings in the consolidated financial statements. Upon the consummation of the Transactions, the Amneal Common Units became redeemable at the option of the holder for shares of Class A Common Stock or Class B-1 Common Stock on a one-for-one basis or, at New Amneal’s election, their per-share cash equivalent.

In connection with the Transactions, Holdings entered into a definitive purchase agreements which provided for a private placement of certain shares of Class A Common Stock and Class B-1 Common Stock (the “PIPE Investment”) with select institutional investors (the “PIPE Investors”). Pursuant to the terms of the purchase agreements, upon the closing of the Combination, Holdings exercised its right to cause Amneal to redeem approximately 15% of their ownership interests in Amneal in exchange for a corresponding number of unregistered shares of Class A Common Stock or Class B-1 Common Stock (the “Redemption”). The shares of Class A Common Stock and Class B-1 Common Stock received in the Redemption were sold immediately following the closing by Holdings to the PIPE Investors at a per share purchase price of $18.25 for gross proceeds of $855.0 million. Following the PIPE Investment, the PIPE Investors owned collectively approximately 15% of the New Amneal Common Stock on a fully diluted and as converted basis. On May 4, 2018, Holdings caused Amneal to redeem (the “Closing Date Redemption”) 6.9 million of the Amneal Common Units held by Holdings for a like number of shares of Class A Common Stock, for future distribution to certain direct and indirect members of Holdings who were or are employees of Amneal and to whom were previously issued (prior to the Closing Date) profit participation units in Amneal. As a result of the PIPE Investment and Closing Date Redemption, the voting and economic interest of approximately 75% held by Holdings immediately upon closing, was reduced by approximately 18%. As such, the overall interest percentage held by non-controlling interest holders upon the consummation of the Combination, PIPE Investment and Closing Date Redemption (following the distribution of such shares) is approximately 57%.

2.    BASIS OF PRESENTATION

The unaudited pro forma condensed combined financial statements present the pro forma condensed combined financial position and results of operations of New Amneal based upon the historical financial statements of Amneal and Impax, after giving effect to the Transactions, PIPE Investment and Closing Date Redemption and are intended to reflect the impact of such on New Amneal’s consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The Combination will be accounted for as a business combination, with Amneal treated as the “acquirer” and Impax treated as the “acquired” company for financial reporting purposes. Under the acquisition method of accounting, the total purchase price of an acquisition is allocated to the net tangible and intangible assets based on their estimated fair values. Such valuations are based on available information and certain assumptions that management of Impax and Amneal believe are reasonable. The preliminary allocation of the purchase price to the tangible and intangible assets acquired and liabilities assumed is based on various preliminary estimates. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could be material. The differences, if any, could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and New Amneal’s future results of operations and financial position.

The pro forma financial statements include certain reclassifications to align the historical financial statement presentation of Impax and Amneal. See “Note 4. Reclassifications” herein for additional information on the reclassifications.

The unaudited pro forma condensed combined statements of operations do not reflect the non-recurring expenses expected to be incurred in connection with the Transactions, including fees to attorneys, accountants and other professional advisors, the write-off of deferred financing costs, and other transaction-related costs that will not be capitalized. However, the impact of such expenses are reflected in the unaudited pro forma condensed combined balance sheet as an increase to accumulated deficit and a corresponding decrease to cash. Further, the unaudited pro forma condensed combined financial statements do not reflect the restructuring or integration activities that have yet to be determined or other costs that may be incurred to achieve cost or growth synergies of New Amneal. As no assurance can be made that the costs will be incurred or the cost or growth synergies will be achieved, no adjustment has been made. Lastly, the unaudited pro forma condensed combined financial statements do not reflect the divestitures required by the U.S. Federal Trade Commission in connection with obtaining approvals and clearances for the Combination or the acquisition by Amneal of Gemini Laboratories, LLC, which was completed on May 7, 2018 as the effects of the foregoing items do not individually, or in the aggregate, materially impact the unaudited pro forma condensed combined financial statements.

3.    PURCHASE PRICE AND PRELIMINARY PURCHASE PRICE ALLOCATION

The pro forma adjustments include a preliminary allocation of the purchase price of Impax to the estimated fair values of assets acquired and liabilities assumed at the acquisition date.

Purchase Price

The measurement of the consideration transferred by Amneal for its interest in Impax is based on the fair value of the equity interest that Amneal would have had to issue to give the Impax shareholders the same percentage equity interest in New Amneal, which is equal to approximately 25%. However, the fair value of the equity of Impax was used to calculate the consideration for the Combination because it has a quoted market price, the Combination involves only the exchange of equity and Amneal is a private company whose value is difficult to measure. The purchase price, net of cash acquired, is calculated as follows:

(in thousands except share amount and share price)
Fully diluted Impax share number(1)	73,288,792
Impax closing share price as of May 4, 2018	$18.30
Equity consideration - subtotal	$1,341,185
Add: Fair value of Impax stock options as of May 4, 2018(2)	22,610
Total equity consideration	1,363,795
Extinguishment of certain Impax historical obligations including accrued and unpaid interest	320,093
Less: cash acquired	(104,192)
Purchase price, net of cash acquired	$1,579,696
(1) Represents 73.3 million shares of Impax common stock issued and outstanding.
(2) Represents the fair value of 3.0 million fully vested Impax stock options valued using the Black-Scholes option pricing model.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Preliminary purchase price allocation

The following is a summary of the preliminary purchase price allocation giving effect to the Combination as if it had been consummated on March 31, 2018:

(in thousands)
Trade accounts receivable - net	$213,208
Inventories	167,100
Prepaid expenses and other current assets	90,026
Property, plant and equipment	80,965
Goodwill	341,769
Intangible assets	1,582,100
Other	62,830
Total assets acquired	2,537,998
Accounts payable	65,261
Accrued expenses and other current liabilities	255,418
Long-term debt and capital lease obligations	600,000
Other long-term liabilities	37,623
Total liabilities assumed	958,302
Net assets acquired	$1,579,696

4.    RECLASSIFICATIONS

Certain reclassifications have been made to amounts in the historical consolidated financial information of Impax and Amneal to conform the financial statement presentation, including reclassifying the following:

Impax reclassifications in the unaudited pro forma condensed combined statements of operations

Three months ended March 31, 2018:

	Before			After
(in thousands)	Reclassification	Reclassification		Reclassification
Impax Generics revenues - net	$83,141	$(83,141)	(a)	$—
Impax Specialty Pharma revenues - net	59,214	(59,214)	(a)	—
Net revenues	—	142,355	(a)	142,355
Cost of revenues	112,075	(112,075)	(b)	—
Cost of goods sold	—	96,467	(b,d)	96,467
Depreciation and amortization	—	15,608	(d)	15,608
Selling, general and administrative	57,323	(1,599)	(e)	55,724
Research and development	12,296	(769)	(e)	11,527
Litigation, settlements and related charges	85,537	(85,537)	(f)	—
Legal settlement loss	—	85,537	(f)	85,537
Other operating expenses	—	2,368	(e)	2,368
Other, net	346	(346)	(g)	—
Other income (expense), net	—	346	(g)	346
Benefit from income taxes	(7,290)	7,290	(h)	—
Income tax provision (benefit)	—	(7,290)	(h)	(7,290)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Year ended December 31, 2017:

	Before			After
(in thousands)	Reclassification	Reclassification		Reclassification
Impax Generics revenues - net	$549,077	$(549,077)	(a)	$—
Impax Specialty Pharma revenues - net	226,710	(226,710)	(a)	—
Net revenues	—	775,787	(a)	775,787
Cost of revenues	535,123	(535,123)	(b)	—
Cost of revenues impairment charges	96,865	(96,865)	(c)	—
Cost of goods sold	—	432,464	(b,d)	432,464
Cost of goods sold impairment charges	—	96,865	(c)	96,865
Depreciation and amortization	—	102,659	(d)	102,659
Selling, general and administrative	216,270	(3,606)	(e)	212,664
Research and development	80,847	(3,184)	(e)	77,663
Other operating expenses	5,105	6,790	(e)	11,895
Other, net	(10,878)	10,878	(g)	—
Other income (expense), net	—	(10,878)	(g)	(10,878)
Provision for income taxes	18,326	(18,326)	(h)	—
Income tax provision (benefit)	—	18,326	(h)	18,326

(a)
Represents the reclassification of Impax Generic revenues – net and Impax Specialty Pharma revenues – net on Impax’s statement of operations into net revenues to conform to Amneal’s statement of income presentation.

(b)	Represents the reclassification of cost of revenues on Impax’s statement of operations into cost of goods sold to conform to Amneal’s statement of income presentation.

(c)
Represents the reclassification of cost of revenues impairment charges on Impax’s statement of operations into cost of goods sold impairment charges to conform to Amneal’s statement of income presentation.

(d)
Represents the reclassification of $15.6 million for the three months ended March 31, 2018 and $102.7 million for the year ended December 31, 2017 reported in cost of revenues on Impax’s statement of operations into depreciation and amortization to conform to Amneal’s statement of income presentation.

(e)
Represents the reclassification of depreciation reported in selling, general and administrative and research and development on Impax’s statement of operations into other operating expenses to conform to Amneal’s statement of income presentation.

(f)
Represents the reclassification of litigation, settlements and related charges on Impax’s statement of operations into litigation settlement loss to conform to Amneal’s statement of income presentation.

(g)	Represents the reclassification of other, net on Impax’s statement of operations into other income (expense), net to conform to Amneal’s statement of income presentation.

(h)
Represents the reclassification of benefit from provision for income taxes on Impax’s statement of operations into income tax (benefit) provision to conform to Amneal’s statement of income presentation.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Impax reclassifications in the unaudited pro forma condensed combined balance sheet as of March 31, 2018

	Before			After
(in thousands)	Reclassification	Reclassification		Reclassification
Accounts receivable, net	$226,373	$(226,373)	(i)	$—
Trade accounts receivable - net	—	213,208	(i,l)	213,208
Inventory, net	158,591	(158,591)	(j)	—
Inventories	—	158,591	(j)	158,591
Other non-current assets	63,626	(63,626)	(k)	—
Other assets	—	63,626	(k)	63,626
Accrued expenses and other current liabilities	268,676	(13,165)	(l)	255,511
Current portion of long-term debt, net	17,859	(17,859)	(m)	—
Current portion of long-term debt and capital lease obligations - net	—	17,859	(m)	17,859
Long-term debt, net	771,216	(771,216)	(n)	—
Long-term debt and capital lease obligations - net	—	771,216	(n)	771,216
Other non-current liabilities	37,623	(37,623)	(o)	—
Other long-term liabilities	—	37,623	(o)	37,623

(i)	Represents the reclassification of accounts receivable, net on Impax’s balance sheet into trade accounts receivable – net to conform to Amneal’s balance sheet presentation.

(j)	Represents the reclassification of inventory, net on Impax’s balance sheet into inventories to conform to Amneal’s balance sheet presentation.

(k)	Represents the reclassification of other non-current assets on Impax’s balance sheet into other assets to conform to Amneal’s balance sheet presentation.

(l)
Represents the reclassification of the $13.2 million shelf-stock adjustments reported in accrued and other current liabilities on Impax’s balance sheet into trade accounts receivable – net to conform to Amneal’s balance sheet presentation.

(m)
Represents the reclassification of current portion of long-term debt, net on Impax’s balance sheet into current portion of long-term debt and capital lease obligations, net to conform to Amneal’s balance sheet presentation.

(n)	Represents the reclassification of long-term debt, net on Impax’s balance sheet into long-term debt and capital lease obligations, net to conform to Amneal’s balance sheet presentation.

(o)	Represents the reclassification of other non-current liabilities on Impax’s balance sheet into other long-term liabilities to conform to Amneal’s balance sheet presentation.

Amneal reclassifications in the unaudited pro forma combined balance sheet as of March 31, 2018

	Before			After
(in thousands)	Reclassification	Reclassification		Reclassification
Other assets	$18,873	$(946)	(p)	$17,927
Deferred income taxes - net	—	946	(p)	946

(p)	Represents the reclassification of deferred income tax assets reported in other assets on Amneal’s balance sheet into deferred income taxes - net to conform to Impax’s balance sheet presentation.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

5.    COMBINATION RELATED PRO FORMA ADJUSTMENTS

The unaudited pro forma condensed combined financial statements reflect the following adjustments related to the Combination:

(a)	Adjustment to cash represents the following:

As of
(in thousands)	March 31, 2018
Repayment of certain Impax historical debt obligations including accrued and unpaid interest	$(320,093)
Cash paid for transaction costs not yet reflected in the historical financial statements(1)	(35,161)
Total adjustment to cash	$(355,254)
(1) These fees are recorded against accumulated deficit solely for the purposes of this presentation. As there is no continuing impact of these transaction costs on New Amneal’s results, the fees are not included in the unaudited pro forma condensed combined statements of operations.

(b)
Adjustment to state acquired inventory, which consists primarily of raw materials and finished goods, at its preliminary fair value. The preliminary fair value considers replacement cost for materials and net realizable value for work-in-process and finished goods. New Amneal will recognize the increased value of inventory in cost of goods sold as the inventory is sold, which for purposes of these unaudited pro forma condensed combined financial statements is assumed to occur within the first year after the Transactions. As there is no continuing impact of the inventory adjustment to New Amneal’s results, the cost of goods sold associated with the increased inventory value is not included in the unaudited pro forma condensed combined statements of operations.

(c)
Adjustment to state acquired identifiable intangible assets, consisting of tradenames, acquired in-process research and development product rights and marketed product rights at their preliminary fair values, and to increase amortization expense accordingly. The estimated fair values were determined using the “income approach,” a valuation technique that estimates the fair value of an asset based on market participant expectations of the cash flows that an asset would generate over its remaining useful life. The following table presents information about the intangible assets:

		Amortization expense
		Three months ended	Year ended
(in thousands)	Fair value	March 31, 2018	December 31, 2017
Total acquired indefinite lived intangible assets	$525,600	$—	$—
Total acquired finite lived intangible assets(1)	1,056,500	19,662	78,649
Total acquired intangible assets	1,582,100	19,662	78,649
Less: Impax’s historical intangible assets	(248,994)	(14,473)	(68,375)
Pro forma adjustment	$1,333,106	$5,189	$10,274
(1) The adjustment to amortization expense was determined using the straight line method over a weighted-average estimated useful life of 13.1 years.

(d)
Adjustment to eliminate Impax’s historical goodwill of $207.3 million and to recognize goodwill related to the Combination of $341.8 million. Goodwill is calculated as the difference between the estimated purchase price and the fair value of identifiable tangible and intangible assets acquired net of liabilities assumed. The adjustment is preliminary and subject to change based upon final determination of the fair value of assets acquired and liabilities assumed.

(e)	Adjustment to eliminate $0.8 million of historical deferred financing fee assets associated with Impax’s historical revolving credit facility.

(f)	Adjustment to eliminate the $0.7 million historical deferred tax liability of Impax.

(g)	Adjustment to eliminate $0.1 million of accrued interest associated with certain of Impax’s historical debt obligations.

(h)
Adjustment to eliminate Impax’s historical deferred rent of $1.5 million, resulting from the recognition of escalating rent payments on a straight-line basis over the lease term as required by the generally accepted accounting principles in the United States (“GAAP”). The deferred rent balance is eliminated through acquisition accounting because it does not meet the definition of an acquired asset or assumed liability.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(i)
Adjustment to extinguish certain of Impax’s outstanding debt obligations associated with Impax’s historical term loan facility, and to record the assumed Impax 2.00% Convertible Senior Notes due 2022 at their fair value of $600.0 million. The cash paid for the extinguishment of Impax’s historical term loan obligations totaled $320.0 million plus $0.1 million of accrued and unpaid interest, for a total cash payment of $320.1 million. The following presents the amounts comprising the adjustment to debt:

As of
(in thousands)	March 31, 2018
Current portion of debt:
Extinguishment of Impax historical current term loan obligation	$(20,000)
Write-off of Impax historical current deferred financing fees(1)	2,141
Total adjustment to current portion of debt	$(17,859)
Debt, net of current portion:
Extinguishment of Impax historical long-term term loan obligation	(300,000)
Write-off of Impax historical long-term deferred financing fees(1)	17,288
Adjustment to record fair value of Impax historical convertible notes	111,496
Total adjustment to debt, net of current portion	$(171,216)
(1) The write-off of deferred financing fees is recorded against accumulated deficit solely for the purposes of this presentation. As there is no continuing impact of the write-off on New Amneal’s results, the debt fees are not included in the unaudited pro forma condensed combined statements of operations.

(j)	Adjustment to the components of permanent equity represent the following:

	As of March 31, 2018
	Eliminate	Record the	Total
(in thousands)	Historical Impax Equity(1)	Combination Consideration	Pro Forma Adjustment
Preferred stock	$—	$—	$—
Impax common stock	(741)	—	(741)
Class A Common Stock	—	733	733
Class B Common Stock	—	—	—
Treasury stock, at cost	2,157	—	2,157
Additional paid-in capital	(563,974)	1,363,062	799,088
Accumulated other comprehensive income	(49)	—	(49)
(Accumulated deficit) retained earnings	467,843	—	467,843
Subtotal – stockholders’ (deficit) equity	$(94,764)	$1,363,795	$1,269,031
(1) Represents the elimination of historical Impax shareholders’ (deficit) equity.

(k)
New Amneal will be subject to U.S. federal and state income taxes and will file consolidated income tax returns for U.S. federal and certain state jurisdictions. All tax attributes and related tax adjustments are recorded based on New Amneal’s tax basis in its Amneal partnership interest in comparison to New Amneal’s proportionate share of the GAAP basis in assets held directly by Amneal (a tax-transparent entity). Adjustment to record the income tax impacts of (i) the pro forma adjustments, and (ii) the 75% share of Impax unadjusted income tax expense which is allocable to each of Amneal, Holdings, AP Class D Member, LLC, AP Class E Member, LLC and AH PPU Management, LLC (collectively, the “Existing Amneal Members”). The incremental tax impacts were calculated using an estimated statutory tax rate of 23.5% and 37.1% for the three months ended March 31, 2018 and the year ended December 31, 2017, respectively. These rates do not reflect New Amneal’s effective tax rate, which includes other items and may be significantly different than the rates assumed for purposes of preparing these statements.

(l)
Adjustment to eliminate the historical interest expense associated with Impax’s historical term loan obligations that were repaid on the Closing Date and not assumed by Amneal as part of the Combination.

(m)	Represents the elimination of one-time nonrecurring transaction costs directly attributable to the Combination from the unaudited condensed combined statements of operations.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(n)
Adjustment to state acquired property, plant and equipment at their preliminary fair values and to adjust depreciation expense accordingly. The fair values approximate the current cost of replacing an asset with another asset of equivalent economic utility adjusted further for obsolescence and physical depreciation. The estimated useful lives of property, plant and equipment range from 1 to 16 years. The following table presents information about the acquired property, plant and equipment:

		Depreciation expense
		Three months ended	Year ended
(in thousands)	Fair value	March 31, 2018	December 31, 2017
Land	$13,840	$—	$—
Other real property(1)	16,676	359	1,438
Personal property(1)	42,017	2,562	10,248
Construction in progress	8,432	—	—
Total acquired property, plant and equipment	80,965	2,921	11,686
Less: Impax’s historical property, plant and equipment	(123,288)	(3,503)	(41,074)
Pro forma adjustment	$(42,323)	$(582)	$(29,388)
(1) The adjustment to depreciation expense was determined using the straight line method over a weighted-average estimated useful life of 11.6 years for other real property and 4.1 years for personal property.

6.    FINANCING AND OTHER RELATED PRO FORMA ADJUSTMENTS

The unaudited pro forma condensed combined financial statements reflect the following adjustments related to the Financing, the proceeds of which were used in part to fund the Combination:

(a)	Adjustment to cash represents the following:

As of
(in thousands)	March 31, 2018
Repayment of Amneal’s historical debt obligations including accrued and unpaid interest	$(1,450,409)
Amounts borrowed under the New Term Facility	2,700,000
Cash paid for fees related to the New Term Facility	(49,872)
Cash paid for fees related to the New ABL Facility	(3,194)
Cash distribution to Existing Amneal Members’	(116,448)
Total adjustment to cash	$1,080,077

(b)	Adjustment to debt represents the following:

As of
(in thousands)	March 31, 2018
Current portion of debt:
Extinguishment of Amneal’s historical current debt obligations	$(89,171)
Record current portion of the New Term Facility(1)	27,000
Total adjustment to current portion of debt	$(62,171)
Debt, net of current portion:
Extinguishment of Amneal’s historical long-term debt obligations	$(1,358,477)
Record noncurrent portion of the New Term Facility(1)	2,673,000
Less: financing fees	(33,179)
Total adjustment to debt, net of current portion	$1,281,344
(1) Pursuant to the terms of the New Term Facility, Amneal is required to repay amounts borrowed under the New Term Facility in quarterly installments of 0.25% of the total principal amount through the maturity date, at which time the remaining principal balance will be due.

(c)	Adjustment to eliminate $0.8 million of accrued interest associated with Amneal’s historical debt obligations.

(d)	Adjustment to record the new deferred financing fee asset of $3.2 million associated with New ABL Facility.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(e)
New Amneal is subject to U.S. federal and state income taxes and will file consolidated income tax returns for U.S. federal and certain state jurisdictions. All tax attributes and related tax adjustments are recorded based on New Amneal’s tax basis in its Amneal partnership interest in comparison to New Amneal’s proportionate share of the GAAP basis in assets held directly by Amneal (a tax-transparent entity). Represents an adjustment of $48.1 million as of March 31, 2018 to the unaudited pro forma condensed combined balance sheet. The adjustment records the historical taxes associated with the tax basis of assets held directly by Impax and contributed by New Amneal to Amneal in comparison to New Amneal’s proportionate 25% ownership interests of the GAAP basis of all assets held directly by Amneal using an estimated statutory rate of 23.5% (based on recently enacted U.S. tax law), net of valuation allowance. This rate does not reflect New Amneal’s effective tax rate, which includes other items and may be significantly different than the rates assumed for purposes of preparing these statements.

(f)
New Amneal is subject to U.S. federal and state income taxes and will file consolidated income tax returns for U.S. federal and certain state jurisdictions. All tax attributes and related tax adjustments are recorded based on New Amneal’s tax basis in its Amneal partnership interest in comparison to New Amneal’s proportionate share of the GAAP basis in assets held directly by Amneal (a tax-transparent entity). Represents an adjustment of $1.6 million for the three months ended March 31, 2018 and $5.6 million for the year ended December 31, 2017. The adjustments record the historical taxes associated with the tax basis of assets held directly by Impax and contributed by New Amneal to Amneal in comparison to New Amneal’s proportionate 25% ownership interests of the GAAP basis of all assets held directly by Amneal using an estimated statutory rate of 23.5% and 37.1% for the three months ended March 31, 2018 and the year ended December 31, 2017, respectively. These rates do not reflect New Amneal’s effective tax rate, which includes other items and may be significantly different than the rates assumed for purposes of preparing these statements.

(g)	Adjustment to the components of New Amneal equity represent the following:

	As of March 31, 2018
	Distribution to	Rollover	Other	Total
(in thousands)	Existing Amneal Members(1)	Historical Amneal Equity(2)	Equity Adjustments(3)	Pro Forma Adjustment
Members’ equity	$(116,448)	$113,732	$—	$(2,716)
Preferred stock	—	—	—	—
Class A common stock	—	—	—	—
Class B common stock	—	2,199	—	2,199
Treasury stock, at cost	—	—	—	—
Additional paid-in capital	—	(115,931)	48,077	(67,854)
Accumulated other comprehensive loss	—	—	—	—
(Accumulated deficit) retained earnings	—	—	(18,662)	(18,662)
Subtotal – stockholders’ (deficit) equity	$(116,448)	$—	$29,415	$(87,033)
(1) Represents the distribution of all historical cash and cash equivalents of Amneal and its subsidiaries to the Existing Amneal Members immediately prior to the closing of the Transactions.
(2) Represents the reclassification of member’s deficit to Class B common stock and additional paid in capital to reflect the impact of the new capital structure of New Amneal
(3) Includes the following (i) $18.7 million loss on debt extinguishment related to Amneal’s historical debt obligations. The loss is recorded against accumulated deficit solely for the purposes of this presentation. As there is no continuing impact of the write-off on New Amneal’s results, the fees are not included in the unaudited pro forma condensed combined statements of operations, and (ii) the $48.1 million impact of recording the historical Amneal taxes that are allocable to New Amneal based on its proportionate 25% ownership interest in assets held directly by Amneal.

(h)	Adjustment to interest expense consists of the following:

	Three months ended	Year ended
(in thousands)	March 31, 2018	December 31, 2017
Eliminate historical Amneal interest expense	$(21,051)	$(71,108)
Interest expense related to new borrowings(1)	38,058	153,180
Amortization of deferred financing fees	1,572	6,315
Pro forma adjustment to interest expense	$18,579	$88,387
(1) Comprised of interest expense related to the New Term Facility and New ABL Facility. The weighted average cash interest rate, calculated including the effects of quarterly principal payments under the New Term Facility, is approximately 5.63%.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

A 0.125% change in the estimated interest rates on the variable rate indebtedness of $2,700.0 million at the closing of the Transactions, comprised of the New Term Facility, would result in an increase or decrease in the pro forma annual interest expense of approximately $3.4 million annually.

7.    NON-CONTROLLING INTEREST ADJUSTMENTS

Immediately upon the consummation of the Transactions, the Existing Amneal Members owned a majority interest in New Amneal with an effective voting interest of approximately 75% on a fully diluted and as converted basis through their ownership of Class B Common Stock. The Existing Amneal Members also held a corresponding number of Amneal Common Units which will entitle them to approximately 75% of the economic interests in the combined businesses of Impax and Amneal. New Amneal owned an interest in Amneal of approximately 25% and is its managing member. As a result, New Amneal will consolidate the financial results of Amneal and will report a non-controlling interest related to the Amneal Common Units held by the Existing Amneal Members in the consolidated financial statements. Upon closing, the Amneal Common Units became redeemable at the option of the holder for shares of Class A Common Stock or, in the case of the PIPE Investment, Class B-1 Common Stock on a one-for-one basis or, at New Amneal’s election, their per-share cash equivalent.

The non-controlling interest adjustments to the unaudited pro forma condensed combined balance sheet reflect the cumulative impact to New Amneal’s consolidated shareholders’ deficit as a result of non-controlling interests holding approximately 75% of the ownership rights of Amneal, as well as the corresponding impact to net loss attributable to non-controlling interests on the unaudited pro forma condensed combined statements of operations. As a result of the PIPE Investment and Closing Date Redemption (following the distribution of such shares), the voting and economic interest of approximately 75% held by Existing Amneal Members immediately upon closing, were reduced by approximately 18%. As such, the overall interest percentage held by non-controlling interest holders upon the consummation of the Combination and PIPE Investment and Closing Date Redemption (following the distribution of such shares) was approximately 57%. Refer to “Note 8. PIPE Investment & Closing Date Redemption Related Pro Forma Adjustments” for information regarding the impact of the PIPE Investment and Closing Date Redemption on non-controlling interests. All non-controlling interest adjustments have been calculated on a pre-tax basis due to the fact that all tax attributes reflected in the unaudited pro forma condensed combined financial statements represent New Amneal’s proportionate ownership share in assets held directly by Amneal. Accordingly, income taxes associated with assets held directly by Amneal are only reflected in the consolidated financial statements of New Amneal to the extent of its 25% ownership interest in Amneal.

8.    PIPE INVESTMENT & CLOSING DATE REDEMPTION RELATED PRO FORMA ADJUSTMENTS

The unaudited pro forma condensed combined financial statements reflect the following adjustments related to the PIPE Investment and Closing Date Redemption:

(a)
New Amneal is subject to U.S. federal and state income taxes and will file consolidated income tax returns for U.S. federal and certain state jurisdictions. These adjustments reflect the recognition of additional deferred taxes in connection with the Transactions related to historical temporary differences in the GAAP basis as compared to the tax basis of assets held directly by Amneal that are now allocable to New Amneal, as well as the impact of the Transactions on New Amneal’s tax attributes.

In addition, New Amneal is a party to the Tax Receivable Agreement pursuant to which, New Amneal is required to pay to the Existing Amneal Members 85% of the applicable cash savings, if any, in U.S. federal and state income tax that are realized in certain circumstances as a result of certain tax attributes of their Amneal Common Units sold to New Amneal and that are created as a result of (i) the redemptions of their Amneal Common Units, and (ii) tax benefits attributable to payments made under the Tax Receivable Agreement.

The net deferred tax asset adjustment of $235.8 million, resulting from the PIPE Investment and Closing Date Redemption, and the $200.4 million adjustment to recognize the liability related to the Tax Receivable Agreement are assuming: (1) only the redemptions associated with the PIPE Investment and Closing Date Redemption, (2) a share price equal to $18.25 per share for the PIPE Investment and $18.30 for the Closing Date Redemption, (3) an estimated 23.5% effective tax rate (based on recently enacted U.S. tax law), (4) no material changes in tax law, (5) the ability to utilize some tax attributes associated with New Amneal’s U.S. operations, (6) the inability to utilize tax attributes associated with New Amneal’s non U.S. operations resulting in a full valuation allowance on these tax attributes and (7) future Tax Receivable Agreement and exchange agreement payments.

The net impact of the adjustments to net deferred taxes and the liability for the Tax Receivable Agreement have been recorded as an increase to additional paid in capital, as these adjustments arise from equity transactions of New Amneal. Additionally, because the amounts under the Tax Receivable Agreement are the sole obligation of New Amneal, no amount is allocated to non-controlling interests.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

We anticipate that we will account for the income tax effects resulting from future taxable redemptions of Amneal Common Units by Existing Amneal Members for shares of Class A Common Stock or, in the case of the PIPE Investment, Class B-1 Common Stock or cash by recognizing an increase in deferred tax assets, based on the enacted tax rates at the date of each exchange. Further, management will evaluate the likelihood that New Amneal will realize the benefit represented by the deferred tax asset, and, to the extent it is estimated that it is more likely than not that New Amneal will not realize the benefit, the carrying amount of the deferred tax asset will be reduced by a valuation allowance.

(b)
Adjustment to record an $0.5 million increase in par value of issued and outstanding Class A Common Stock and Class B-1 common stock, along with a corresponding decrease in par value of issued and outstanding Class B Common Stock, as a result of the cancellation of the number of shares of Class B Common Stock delivered to New Amneal by Existing Amneal Members as part of the Redemption.

(c)
Represents the impact of the PIPE Investment and Closing Date Redemption on non-controlling interest and net loss allocable to non-controlling interest. The percentage of non-controlling interest is expected to decrease from 75% to approximately 57% as a result of the redemptions. All non-controlling interest adjustments have been calculated on a pre-tax basis due to the fact that all tax attributes reflected in the unaudited pro forma condensed combined financial statements represent New Amneal’s proportionate ownership share of Amneal. Accordingly, income taxes associated with assets held directly by Amneal are only reflected in the financial statements of New Amneal to the extent of its 43% membership interest in Amneal.

(d)
Represents a $22.2 million net deferred tax liability adjustment (which is being netted against deferred tax assets for presentation purposes) as of March 31, 2018 to the unaudited pro forma condensed combined balance sheet and corresponding adjustment to the unaudited pro forma condensed combined statements of operations of $0.9 million and $14.3 million for the three months ended March 31, 2018 and the year ended December 31, 2017, respectively. The adjustments record the additional 18% of historical taxes associated with assets held directly by Amneal that will be allocable to New Amneal due to the increase in their ownership interest of Amneal to approximately 43% as a result of the PIPE Investment and Closing Date Redemption.

9.    NEW AMNEAL EARNINGS PER SHARE INFORMATION

The unaudited pro forma combined basic and diluted earnings per share (“EPS”) for the three months ended March 31, 2018 and the year ended December 31, 2017 are based on pro forma net loss reflecting the adjustments discussed above divided by the basic and diluted weighted-average number of common shares outstanding. New Amneal has three classes of issued and outstanding common stock; Class A Common Stock, Class B-1 Common Stock and Class B Common Stock. Holders of Class A Common Stock and holders of Class B-1 Common Stock have substantially identical economic rights, including rights with respect to any declared dividends or distributions of cash or property, and the right to receive proceeds on liquidation or dissolution of the New Amneal after payment of outstanding indebtedness. The two classes have different voting rights for matters submitted to a vote of stockholders, with each holder of Class A Common Stock entitled to one vote per share while holders of Class B-1 Common Stock are not entitled to any voting rights. Holders of Class B Common Stock are not entitled to receive any dividends or distributions, but are entitled to one vote per share. At any time at the option of the holder, the shares of Class B-1 Common Stock are convertible into, and the Amneal Common Units issued in connection with the issuance of Class B Common Stock are redeemable (with the accompanying cancellation of such shares of Class B Common Stock) for shares of Class A Common Stock on a share-for-share basis. New Amneal has the option to require the holders of Class B-1 Common Stock to convert their shares into Class A Common Stock upon the earlier of one year from the Closing Date or when the holders of Class B-1 Common Stock appoint a director to the board of directors. In addition, shares of Class B-1 Common Stock will be automatically converted into a like number of shares of Class A Common Stock upon transfer to any person or entity who is not a permitted transferee.

The two class method has been utilized for calculating unaudited pro forma basic EPS due to the fact that both the Class A Common Stock and Class B-1 Common Stock are considered participating securities under ASC 260 - Earnings Per Share. The shares of Class B Common Stock have no rights to dividends or distributions, whether in cash or stock, and therefore are not deemed to be participating securities and are excluded from the unaudited pro forma basic EPS calculation. As the economic rights of both the Class A Common Stock and the Class B-1 Common Stock are identical, the unaudited pro forma combined basic EPS for Class A Common Stock and Class B-1 Common Stock is the same and is calculated based on the number of shares of Class A Common Stock and Class B-1 Common Stock that will be issued and outstanding following the close of the Transactions, PIPE Investment and Closing Date Redemption. These shares represent the shares of Class A Common Stock exchanged for the outstanding Impax Common Stock, and shares of Class A Common Stock and Class B-1 Common Stock issued in connection with the PIPE Investment and Closing Date Redemption.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma diluted EPS calculation should give effect to all potentially dilutive shares following the close of the Transactions, PIPE Investment and Closing Date Redemption, including: (i) shares issuable pursuant to outstanding stock options, based on the application of the treasury stock method, (ii) outstanding Class B Common Stock which will be cancelled upon the redemptions of Amneal Common Units, on a share-for-share basis of such redeemed Amneal Common Units for such number of Class A Common Stock, based on the application of the as-if converted method, and (iii) outstanding Class B-1 Common Stock that is convertible into Class A Common Stock on a share-for-share basis, based on the application of the as-if converted method. The conversion of Class B-1 Common Stock to Class A Common Stock results in the exchange of all shares of Class B-1 Common Stock outstanding, and therefore the two class method is not required for unaudited pro forma combined diluted EPS. Similarly, the redemption of all outstanding Amneal Common Units held by Existing Amneal Members for Class A Common Stock results in the cancellation of all shares of Class B Common Stock outstanding. Upon the completion of such redemptions, there will be no Amneal Common Units held by outside investors, resulting in the reduction of the non-controlling interest to 0%. As such, the pro forma net loss attributable to non-controlling interests should be added back to the numerator for purposes of calculating unaudited pro forma diluted EPS as if the redemptions and cancellation of the Class B common shares had occurred at the beginning of the period.

The shares issuable pursuant to outstanding stock options, the redemption of the Amneal Common Units held by Existing Amneal Members for shares of Class A Common Stock and the add back of the net loss attributable to non-controlling interests have been excluded from the calculation of unaudited pro forma diluted EPS because the effect would have been anti-dilutive.

The unaudited pro forma basic and diluted EPS are calculated as follows:

	Three months ended	Year ended
(in thousands except share and per share data)	March 31, 2018	December 31, 2017
Pro Forma Basic EPS
Pro forma net loss attributable to New Amneal	$(38,908)	$(157,242)
Pro forma basic weighted-average common stock outstanding(1)	127,024,248	127,024,248
Pro forma basic EPS	$(0.31)	$(1.24)
Pro Forma Diluted EPS
Pro forma net loss attributable to New Amneal	$(38,908)	$(157,242)
Pro forma net loss attributable to non-controlling interests	—	—
Pro forma net loss	(38,908)	(157,242)
Pro forma basic weighted-average common shares outstanding(1)	127,024,248	127,024,248
Pro forma dilutive effect of the redemptions of Amneal Common Units	—	—
Pro forma dilutive effect of New Amneal stock options	—	—
Pro forma diluted weighted-average common shares outstanding	127,024,248	127,024,248
Pro forma diluted EPS	$(0.31)	$(1.24)
(1) Represents the number of shares of Class A Common Stock and Class B-1 Common Stock that will be issued and outstanding following the close of the Transactions, PIPE Investment and Closing Date Redemption.